Exhibit 4.2

EXECUTION COPY

THIS DEED OF COVENANT AND INDEMNITY dated November 18, 2008 (the “Commencement Date”) is made by SYNCORA GUARANTEE INC. (formerly known as XL Capital Assurance Inc.), a company incorporated under the laws of the State of New York whose registered office is at 1221 Avenue of the Americas, New York, NY 10020 (the “Company”) in favour of SYNCORA PRIVATE TRUST COMPANY LIMITED, a company incorporated under the laws of Bermuda whose registered office is at Richmond House, 12 Par La Ville Road, Hamilton HM08, Bermuda (the “Trustee”) (each, a “Party” and, together, the “Parties”).

BACKGROUND

(A)	This deed is supplemental to a trust (the “Trust”) established by a Declaration of Trust made by the Trustee of even date herewith (the “Trust Deed”) and known as The CCRA Purpose Trust.

(B)	The Trustee is the present trustee of the Trust.

(C)

The Company has agreed to covenant with and indemnify the Trustee, and its respective successors in title, directors, officers and employees and the directors, officers and employees of its successors in title (together, the “Covenantees”) in the terms set out below.

OPERATIVE PROVISIONS

1.	DEFINITIONS

In this Deed, where the context admits, the following definitions shall apply and subject thereto the definitions and rules of construction contained in the Trust Deed shall apply:

	1.1	“Agreed Fees” means the Minimum Fee and the Annual Fee.

	1.2	“Annual Fee” means the sum of one hundred thousand United States Dollars (US$100,000) to be paid annually on the first anniversary after the Minimum Fee and thereafter until the Termination Date.

1.3

“Excepted Liabilities” means any cost, expense or other liability incurred by any Covenantee in acting or omitting to act in a manner in which the trustee is not entitled to the protection of the exclusion of liability provisions contained in the Trust Deed.

	1.4	“Indemnity Fund” means:

		1.4.1	the sum of One million United States Dollars (US$1,000,000) transferred on the date of execution of this Deed to the Trustee by or on behalf of the Company; and

		1.4.2	the assets from time to time representing the above.

1.5

“Liabilities” means any costs, expenses or any other liabilities of whatsoever nature (including any taxes and associated penalties and interest for which they are personally liable and any liability which may be payable to an Outgoing Trustee (as defined in clause 4.3 below)) incurred by the Trustee in or about the professed execution of the trusts and powers of the Trust (the “Service”), other than Excepted Liabilities.

	1.6	The “Minimum Fee” means the sum of one hundred and seventy-five thousand United States Dollars (US$175,000) to be paid on the date hereof.

	1.7	“Repayment Date” means:

		1.7.1	the date six months after the earlier of (i) the Termination Date of the Trust and (ii) the date on which the Trustee ceases to be trustee of the Trust; or

		1.7.2	such other date as shall be agreed between the Trustee and the Company.

2.	COVENANT AND INDEMNITY

The Company hereby covenants with the Covenantees:

2.1

To pay the Minimum Fee to the Trustee on the Commencement Date in consideration of the Service for the period beginning with the Commencement Date and ending on the first anniversary of the Commencement Date and thereafter until the Termination Date to pay the Annual Fee annually thereafter in advance for the period commencing on the date when payment is due and ending one year after that date; if the Trustee ceases to be trustee of the Trust, then the Trustee shall refund the last-paid Annual Fee pro rata for the portion remaining of the annual period ending on the date the next payment is due provided such refund shall not apply to the Minimum Fee.

2.2

In addition to the Agreed Fees, to pay to the Trustee all reasonable legal costs and expenses and disbursements, stamp duty and all registration and document fees incurred by the Trustee in connection with the execution of the Trust and the continued administration of the Trust and all ancillary expenses in connection therewith (the “Legal Fees and Expenses”);

2.3

At all times fully and effectually to indemnify the Covenantees in respect of any Liabilities which are not otherwise paid to the Covenantees from the Trust Fund pursuant to the provisions of the Trust Deed.

2.4

To reimburse the Covenantees for any legal or other expenses (including, without limitation, reasonable expenses of any experts, counsel or agents) reasonably incurred by any of the aforesaid persons in connection with investigating, preparing for or defending against any action or claim, whether or not in connection with any pending or threatened litigation, relating to the Liabilities as such expenses are incurred.

3.	PROCEDURE FOR INDEMNIFICATION

3.1

If the Company has become obligated to indemnify pursuant to clause 2.3 or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Company may become obligated to a Covenantee (for the purposes of this clause 3, the “Indemnified Party”) hereunder, the Indemnified Party shall give written notice to the Company within a sufficiently prompt time to avoid prejudice to the Company, specifying in reasonable detail the facts upon which the claimed right to indemnification is or may be based; provided, however, that the failure of the Indemnified Party to give notice as provided in this clause 3 shall not relieve the Company of its obligations hereunder, except to the extent that the Company is actually prejudiced by such failure to give notice.

3.2

The Company may elect to defend, compromise and settle, at the Company’s own expense and by the Company’s own counsel reasonably satisfactory to the Indemnified Party, any third party claim. If the Company elects to defend a third party claim, it shall, within 30 days of its receipt of notice of such third party claim (or sooner, if the nature of such third party claim so requires), notify the Indemnified Party of its intent to do so and such Indemnified Party shall cooperate in the defence of such third party claim to the extent reasonably requested in writing by the Company. Even after notice from the Company of its election to assume the defence of a third party claim, the Company shall be liable to such Indemnified Party under this clause 3 for all legal or other expenses subsequently incurred by such Indemnified Party in connection with the defence thereof. If the Company elects not to defend against a third party claim, such Indemnified Party may defend, compromise and settle such third party claim subject to the conditions set forth below. Notwithstanding the foregoing, (i) neither the Company nor an Indemnified Party, as the party controlling the defence of a third party claim, may compromise or settle any claim or consent to the entry of any judgment for other than monetary damages without the prior written consent of the Company or the Indemnified Party, as applicable; provided, that (upon reasonable notice thereof) consent to such compromise or settlement or such entry of a judgment shall not be unreasonably withheld or delayed, and (ii) the Company shall not consent to the entry of any judgment or enter into any compromise or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party and all other Indemnified Parties, subject to such third party claim, of a full and final release from all liability in respect of such claim or litigation.

	3.3	Any claim on account of an indemnifiable loss hereunder which does not result from a third party claim shall be asserted by written notice given by the Indemnified Party to the Company.

4.	INDEMNITY FUND

4.1

The Trustee shall hold the Indemnity Fund until the Repayment Date, or until the Trustee ceases to be trustee of the Trust under the Trust Deed (whereupon the Trustee shall transfer the Indemnity Fund to their successor trustee, appointed in accordance with the provisions of the Trust Deed) and shall have recourse to payment or reimbursement from the Indemnity Fund in the following circumstances, limited to those amounts necessary to satisfy such payment or reimbursement obligation (for the avoidance of doubt, this section 4.1 does not provide general access to the Indemnity Fund for any amounts beyond that necessary to remedy such violation):

		4.1.1	The Company does not pay any part of the Agreed Fee or Minimum Fee on the due date;

		4.1.2	The Company does not render payment in respect of any Legal Fees and Expenses within thirty (30) calendar days of the issuance of the relevant invoice; or

		4.1.3	The Company does not render payment in respect of any Liabilities under clause 2.3 above, subject to the procedures outlined in Section 3.

4.2

On the Repayment Date, the Trustee shall transfer the Indemnity Fund to the Company in accordance with payment instructions provided in writing to the Trustee by the Company provided, that the Trustee shall be able to retain such portion of the Indemnity Fund which is reasonably sufficient to meet the those Liabilities identified in written notices delivered to the Company in accordance with the provisions of clause 3.1 above. The Trustee shall release the retained portion of the Indemnity Fund at such time and to the extent that such Liability is no longer reasonably expected or has become barred due to relevant statutory limitation provisions or otherwise is incapable of being advanced.

4.3

Without prejudice to the entitlement of a retiring or removed trustee to request that the trustee be granted an express indemnity on retirement or removal, the rights of indemnity hereunder shall endure following the retirement or removal, death or (as the case may be) liquidation of a trustee (an “Outgoing Trustee”) to the intent that an Outgoing Trustee and his personal representatives or (as the case may be) its liquidator shall be entitled to assert the same rights of indemnity in respect of costs, expenses or other liabilities of whatsoever nature (including any taxes for which the Outgoing Trustee is personally liable) as the Outgoing Trustee would have been entitled to assert had the Outgoing Trustee remained in office as a trustee of this Trust at the time when the right of indemnity is asserted.

4.4

The Indemnity Fund shall be invested and reinvested by the Trustee in readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the Government of the United States. The Trustee shall report or cause to be reported to the Company on the last day of each month earnings on the Indemnity Fund.

5.	ASSIGNMENT

Neither of the Parties shall assign or transfer or permit the assignment or transfer of this Deed without the prior written consent of the other. All such assignments shall be subject to all necessary regulatory approvals.

6.	AMENDMENTS AND WAIVERS

This Deed may not be amended, and none of its provisions may be modified, except expressly by an instrument signed by the Parties. No failure or delay of a Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver by a Party of any provision of this Deed or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by such Party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

7.	ENTIRE AGREEMENT

This Deed constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

8.	GOVERNING LAW

This Deed shall be governed by the law of Bermuda and the Company submits to the exclusive jurisdiction of the Courts of Bermuda.

9.	NOTICES

Any notice given under this Deed shall be valid in any legible form and shall be duly delivered on transmission to or receipt at the addresses of the Parties noted above.

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IN WITNESS whereof, the Company has executed and delivered this instrument as a deed on the date first shown above.

THE COMMON SEAL OF THE COMPANY

was hereunto affixed in the presence of:

Director	/s/ Elizabeth Keys

Secretary	/s/ Susan Comparato

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Acknowledged and Agreed to by:

SYNCORA PRIVATE TRUST COMPANY LIMITED

By:	/s/ Charles Collis

Name:	CHARLES COLLIS

Title:	DIRECTOR

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